CONCESSION AGREEMENT


                                    between


                 THE MINISTER OF THE ENVIRONMENTAL PROTECTION,
                        NATURAL RESOURCES, AND FORESTRY


                                      and


                              POL-TEX METHANE Ltd.
                       a limited liability joint venture
                              with foreign capital
                          located in Jastrzebie Zdroj


                              CONCESSION AGREEMENT
                               TABLE OF CONTENTS
DEFINITIONS

PREAMBLE

AGREEMENT

     Article I      The Purpose, Subject, and Scope of this Agreement

     Article II     Mine Utilization

     Article III    Compensation for Mine Utilization

     Article IV     Exploitation Fee [Royalty]

     Article V      Concession

     Article VI     Use of Concession [Rights]

     Article VII    Purchase Priority

     Article VIII   Employment and Training

     Article IX     Supervision

     Article X      Confidentiality

     Article XI     Advisory Committee

     Article XII    Use of Experts in Arbitration

     Article XIII   Announcements

     Article XIV    Commencement


     APPENDIX "A"   Map and Coordinates of the [Concession] Area
     APPENDIX "B"   The Project of Development



                              CONCESSION AGREEMENT

On this day February 9, 1993, in Warsaw, between the Minister of the Environmental Protection, Natural Resources, and Forestry, represented by:

Dr. Michaf Wilczynski, Deputy Minister, Chief Geologist of the Country

and "Pol-Tex Methane", a limited liability joint venture with foreign capital, located in Jastrzcbie Zdroj, represented by:

1.   Stephen Jeu    President of the Management Committee
2.   Jan Herman     Vice President of the Management Committee

agreed upon the following contract:

                                  DEFINITIONS

1.   "Parties" - identifies:

     a) The Minister of the Environmental Protection, Natural Resources, and Forestry (abbreviated as "Minister")

                                      and

     b) Pol-Tex Methane - a limited liability joint venture, located in Jastrzebie Zdroj, registered in Commercial Registry by Local Court in Katowice, Administrative Division VIII, on September 5, 1990, number RHIB 5508 (abbreviated as "Pol-Tex Methane")

and "Party" identifies one of the above mentioned appropriate party.

2.   "Mining Law" - denotes the Mining Law statute dated May 6, 1953 (Bill of
Register:  No 4, pos 12, 1978; No 35, pos 186, 1984; No 33, pos 180, 1987; No
41, pos 324, 1988; No 35 pos 192, 1989; No 14, pos 89, 1990; No 31, pos 128,
1991) and the relevant administrative regulations issued based on this statute.

3. "Geological Law" - denotes the Geological Law statute dated November 16, 1960 (Bill of Register: No 52, pos 303; No 38, pos 230, 1974; No 41, pos 324,
1988; No 35, pos 192, 1989; No 31, pos 129, 1991) and the relevant administrative regulations issued based on this statute.

4. The "Statute for Economical Development" (abbreviated "U.D.G.") - denotes the statute dated December 23, 1988 (Bill of Register No 41, pos 324 with further amendments).

5.   The definitions used in this agreement, in particular:

          a) "mineral", b) "mineral deposits", c) "mining area", d) "mining unit", e) "Mine Utilization", f) "concession", g) "concession organ", h) "other definitions" as identified in the Mining Law, Geological Law, or any binding law, will be understood only according to the meaning of the particular law,

          i) "Methane" - means hydrocarbons, occurring in a gas or liquid state in natural ambient (atmospheric) conditions of temperature and pressure, and in particular, methane-from coal seams, except petroleum and natural gas from sediments deposited below Carboniferous (-age) strata,

          j) "Development of the Resources" - identifies works conducted according to the project of the Development, directed at production, transport, and processing of Methane deposited in the mining area,

          k) "Commencement of Production" - is the date of beginning of Methane sales in commercial quantities,

          l) "Well Head" - identifies the equipment installed at the outlet of the drilling well for the purpose of connecting the producing pipes, with seal between the conductor pipe and casing.

          m) "person" - identifies a legal or physical entity, or an organizational unit without legal status,

          n) "sub-contractor". - is any person contracted by Pol-Tex Methane to perform works under this agreement.

Editor's Note: The Polish term-of-art "Uzytkowanie Gornicze"' has been translated as "Right to Utilize by Mining" and the English equivalent of the Polish term-of-art equally short of specifics, "Mine Utilization." The term corresponds to the right and permission granted to conduct all necessary operations to utilize the natural resources which are conveyed via the related concession. These operations generally include exploration, exploitation, development, production, processing, distribution and sales activities. It also includes the permission and authority to establish a mining organization to be regulated by the mining authorities. Ownership and the right to dispose of the natural resource is conveyed by the concession and regulated by a contract which is signed when the concession is issued.

                                    PREAMBLE

WHEREAS mineral deposits belong to the State Treasury (mining ownership) [and are] administered by the Minister of the Environmental Protection, Natural Resources, and Forestry; and,

WHEREAS on November 9, 1992 Pol-Tex Methane submitted an application for a concession for Methane recovery in the manner and for the area described in detail in said application;

     Pol-Tex Methane, as reflected in its application dated November 9, 1992 and [other] supplied documents, declares and assures that it has the qualifications, expertise, technical and financial capabilities, and means to conduct development operations directed at Methane recovery; and

     The Minister, confirms that the above-mentioned application does fulfill the requirements of the Mining Law and confirms that the submitted qualifications are sufficient and he confirms with this contract the following:

                                   AGREEMENT

                                   Article I
                The Purpose, Subject, and Scope of the Agreement

1. The Parties sign this agreement to define in detail the mutual rights and obligations for:

     the Minister, having the right as defined in the Mining and Geological Laws to execute in the name of the State Treasury which owns mineral deposits and above all performing the functions of concession organ,

     Pol-Tex Methane, in receiving the right to utilize through mining [further abbreviated as "Mine Utilization"] and a concession to conduct commercial operations related to Methane production [recovery].

2. By this contract, Pol-Tex Methane acquires [the right to] Mine Utilization of Methane deposits located within the boundaries of the area described in detail in Appendix "A" to this agreement, and [receives] and a promise of [the granting of] a concession to Pol-Tex Methane to conduct development of Methane from this deposit.

                                   Article II
                                Mine Utilization

1. As defined in Article V, Paragraph 3, Point 1, the Minister gives and Pol-Tex Methane takes the Mine Utilization of the listed Methane deposits, within the mining areas as defined in detail in the concession.

2. Through Mine Utilization, Pol-Tex Methane obtains the exclusive right to recover Methane from the deposits mentioned above and to utilize the recovered Methane with in accordance with the provisions of Article VII.

3. The right of ownership of Methane is passed to Pol-Tex Methane at the production well head.

4. Pol-Tex Methane, as a mine operator, will utilize the rights described above according to the laws and rules of social cooperation, considering in particular:

          a) requirements for proper exploitation [development] of the resource [Plan of Development] as approved by the Minister;

          b)   protection of the environment.

5. Pol-Tex Methane will conduct Mine Utilization by itself [personally] and this will be considered true even when [the work] is done by sub-contractors [of Pol-Tex Methane].

6. The [right to] Mine Utilization will expire when the concession expires or is revoked.

7. When the Mine Utilization expires, Pol-Tex Methane will return the deposit [mining area] to a proper state in accordance with the requirements of proper development and subject to the conditions of this agreement, and the liquidation of the mining unit in accordance with the Mining Law.

                                  Article III
                       Compensation for Mine Utilization

1. As Compensation for Issuing Mine Utilization, Pol-Tex Methane will pay one lump sum of $8,090,000 zloty (Concession Fee).

2. The Compensation for Mine Utilization [previously referred to as a "Special Charge" in the Ministry's model contract] will be taken as a percentage of revenue from the sale of gas produced from the deposits under Mine Utilization. It will be calculated as follows:

     "R Factor"               The Compensation for Mine Utilization
                              as a percentage of revenue from gas sales
     R < 1.76                 0
     1.76 < = R <= 1.80       4.S
     1.80< =R< =1.90          6.0
     190 < = R < = 2.00       13.5
     R > 2.00                 18.0

3.   The R Factor is calculated according to the formula:

     R = P / K where:

     P - accumulated total revenue from the sales of gas from the deposits (under Mine Utilization) from the commencement of the contract to the end of the fiscal year.

     K - accumulated total of the following expenses from the commencement of the contract to the end of the fiscal year:

          a) the expenses incurred the production of gas from the deposits under Mine Utilizations, in accordance with Art 15, paragraphs 1 and 2, statute dated Feb. 15, 1992 regarding income tax from legal persons and the amendments of certain laws regulating taxation (Bill of Register No 21, pos 86 with further changes),

          b) income taxes based on the regulations of the above mentioned statute,

          c) expenses incurred in accordance with Art 16, pos 1, of the above mentioned statute if they are incurred in the production of deposits under Mine Utilization incurred in the tax year prior to the [respective] year for which the special charge is calculated,

          d)   non depreciated part of the investment.

4. Pol-Tex Methane will submit to the Minister an estimate of the R Factor with its calculations within thirty days of the [end of the] first month of the year [January].

5. The final value of the R Factor will be calculated after Pol-Tex Methane's accounts are audited and it will be submitted to the Minister within 14 days from the date when the audit is finished.

6. Any overpayment resulting from a change in the R Factor during the year will be credited against future payments. Any underpayment will be paid within 7 days from the date specified in Point 5 of this Article.

7. The Compensation for Mine Utilization is [estimated and] paid quarterly and is due by the 20th day of the month following the end of the quarter.

8. The Concession Fee and the Compensation for Mine Utilization described in Paragraph 1 and 2 will be declared by administrative decision [of the Minister].

                                   Article IV
                           Exploitation Fee [Royalty]

1. Pol-Tex Methane will pay an Exploitation Fee for recovery of methane. The Exploitation Fee is assessed by the Minister for the amount of mineral sold to the market according to the rate described in Paragraph 3.

2. Pol-Tex Methane will submit to the Minister, within the time period and in the manner described in appropriate regulations, the amount of produced Methane, its price, and other conditions which may have an influence on the amount and determination of the exploitation fee.

3. Because the Parties acknowledge that the Methane will be produced in geological-mining conditions that are recognized [well-defined], the rate of the Exploitation Fee will be a fixed amount of 9% of the value of sold Methane for 20 years from the commencement of sale from each individual well, unless the conditions for the exploitation is worse than expected [for each individual well] such that it justifies a lowering the fee to the level of the base [statutory] fee. The decision concerning the charges will be made administratively.

4. Pol-Tex Methane has the right to use appropriate quantities of raw or processed Methane at without paying an Exploitation Fee.

                                   Article V
                                   Concession

1. According to the regulations cited in Articles I and II of this contract, and considering that the signing of this agreement satisfies the conditions of
Article 12.c., Paragraph 1 of the Mining Law, the Minister will immediately grant the concession to Pol-Tex Methane, after he has coordinated the required acts [such as forming request and receipt of the opinions of the Gminy] of the Mining Law.

2.   The concession will be granted via an administrative decision.

3.   The decision will in particular:

          a) confirm [the right to] Mine Utilization for Pol-Tex Methane according to Article II,

          b)   define the mining area in accordance with Article I, paragraph 2,

          c) permit Pol-Tex Methane's to develop Methane within the boundaries of the mining area described in point 2, and define the fundamental conditions for these operations in accordance with Article VI,

          d) define the validity period [term] of the concession for 35 years with the option to extend [this period],

          e) define the time Pol-Tex Methane has to prepare the Plan of Development,

          f)   define the Exploitation Fee according to Article IV, Paragraph 3.

                                   Article VI
                           Use of Concession [Rights]

1. Pol-Tex Methane will conduct commercial development as defined in the concession tend [and in] accordance with the Mining Law, Geological Law, regulations on the environmental protection, and other common laws, including the decision of Article III.

2.   Pol-Tex Methane is required in particular:

     a)   to create a  "mining unit" within the joint venture,

     b)   to undertake the investment charges described in Appendix B,

     c) to create the Plan of operation (Plan Ruchu) for the mining unit have it approved by the appropriate organ of state mining authority,

     d)   to provide qualified supervision and inspection,

     e)   to maintain geological-mining documentation, and evidence of reserves,

     f) to provide security, safety, and mining rescue, and, in case the concession expires or is revoked,

     g)   to liquidate the mining unit, and

     h) to deliver documentation defined by Geological and Mining Laws to the proper organs.

                                  Article VII
                               Purchase Priority

Polish interior market will have the priority to purchase Methane, with the stipulation that commercial conditions offered will be no less favorable than if the gas were exported. Methane which is not sold on the interior market may be exported and the offer of the internal market must be submitted in the manner and timing allowing its acceptance will not interfere with prior export obligations.

                                  Article VIII
                            Employment and Training

1. Pol-Tex Methane will have the freedom to employ the personnel and sub-contractors necessary to perform the works. Pol-Tex Methane assumes Polish nationals will be given preference in this choice based on their training, qualifications, and expertise, and, in choosing sub-contractors, contractors will be selected from among Polish contractors under the stipulations that they are proficient in the areas of: creditability, quality, cost, and timeliness of the contracted work.

2. Pol-Tex Methane will train Polish nationals employed to perform works while the concession is in force, and it will create the appropriate fund for this purpose.

3. The minimum value of the fund described in Paragraph 2, the expenditures of the fund, and the training will be decided by the Parties in a separate agreement, signed on the day of granting of the concession.
[The amount of this fund was set at USD 50,000.00 per year with the Advisory Committee being responsible for both the disbursement of and accounting for these funds.]

                                   Article IX
                                  Supervision

1. The Minister has the right to supervise commercial development of the concession granted to Pol-Tex Methane.

2. Supervision will be exercised in the manner described in Art 22 of U.D.G. [the above mentioned statute concerning economical development, Paragraph 4 of Definitions].

3. The above provisions shall not limit the powers granted by law to the supervising organs, in particular the powers of state mining authority and the organ of environmental protection.

                                   Article X
                                Confidentiality

1. All the documents, information, and data pertaining to the mining area and concession works, which are not commonly available, will be treated by the Parties as confidential, and will not be released to a third party, except in instances incorporated by this agreement and with the written consent of the Parties. The above statement will not limit Pol-Tex Methane from providing such information and data to its employees or contractors and their [the contractor's] employees, to the extent necessary to accomplish works. This limitation will not forbid Pol-Tex Methane to provide banks and other financial institutions with the appropriate information, when such statements are required to obtain funds to finance concession works. It also pertains to the process of obtaining expertise. The party which released restricted data to a third party will require from it [the third party] in a written agreement that the data will be used only for the purpose of this [concession] agreement and the confidentiality of any information released in this manner will be maintained.

2. The confidentiality stipulation expressed in Paragraph 1 will be in force for five years from expiration or revocation of the concession, however the Minister will not be bound by the confidentiality of documented data defined in
Article VI, Paragraph 2, Point 7[g].

                                   Article XI
                               Advisory Committee

1. The Advisory Committee composed of six members (three nominated by the Minister and three by Pol-Tex Methane) will be created within 30 days from granting of the Concession.

2. The meetings of the Advisory Committee will be directed alternatively by the president elected by each party from among its members.

3. The Advisory Committee will meet at least every six months at the time agreed upon by its members. The president will assemble the Committee on the request of the Minister or Pol-Tex Methane. The Parties will receive a fifteen day notice, or, on the occasion requiring urgent action, according to the time-frame agreed to by the members. The notice will indicate time, place, and the order of the meeting. The resolutions of the Advisory Committee may be made by means of: correspondence, telex, fax, if all the members approve such ways to make resolutions.

4. At least four members of the Advisory Committee must be present when the resolution is made. The resolutions must be passed by the majority of votes, each member will have one vote. When the votes are not settled, and in the opinion of the Minister or Pol-Tex Methane the lack of settlement may impede the development, efficiency, the right, or the obligation of the party, the Minister or Pol-Tex Methane may submit the matter to the experts, in accordance with
Article XII.

5. The main tasks of the Advisor Committee are the overall supervision of the works, providing proper communication, and cooperation between the Parties, as long as the rights or the obligations of Pol-Tex Methane are maintained. The Advisory Committee may consider and issue the opinion on all matters under this contract.

                                  Article XII
                                   Expertise

1. The party which desires to have a problem resolved by an expert will notify the other party and will submit the list of at least three proposed experts.
The notified party will respond to the notification within thirty days from obtaining it and will either accept one of the proposed experts or will submit a list of three additional experts. In this case, the party which has initiated the dispute by requesting an expert may either accept one of the experts or decline all of the experts proposed by the other party within thirty days. If the party fails to submit such notification, all of the experts will be rejected.

2. If the Parties fail to choose an expert within sixty days from delivery of the first notification according to Article 1, both Parties may apply to the Technical Expertise Institute by the International Chamber of Commerce (ICC) in Paris (France) to appoint an expert according to its [ICC] rules.

3.   If the expert agreed according to Article I or appointed according to
Article 2 refuses to fulfill the responsibilities, dies, or is unable to perform his expertise in some other way, the Parties will meet without delay to appoint a replacement expert. If the Parties fail to appoint a replacement expert within thirty days from the meeting called by either of the Parties, then each party may apply to the Technical Expertise Institute (ICC) to appoint a replacement expert according to its [ICC] rules.

4. The Parties will cooperate with the expert to the fullest extend to ensure his effectiveness and each party will furnish the services of its employees.
The expert will have an access to the data and information which the Parties or their employees are able to provide and which, according to his opinion, may help resolve the matter. The representatives of the Parties will have the right to consult the expert and to provide the written materials, and the expert may reasonably limit this right and independently evaluate the acceptability of the data and the information.

5. All the expenses involving the selection and hiring the expert will be incurred evenly by the Parties.

                                  Article XIII
                                 Announcements

1. All the announcements, declarations, requests, applications, agreements, notifications, understandings, instructions delegations, relinquishments, and other communications delivered, submitted, or processed for this contract by either one of the Parties will be valid if they are written and hand delivered to the recipient party's authorized representative, or when they are delivered to the address of the other party or to the address expressed in a written form by means of: special delivery, telegram, telex, fax:

to the Minister:

     MINISTER OCHRONY SRODOWISKA,
     ZASOBOW NATURALNYCH I LESNICTWA
     ul. Wawelska 52/54
     00-922 WARSZAWA

to Pol-Tex Methane:

     POL-TEX METHANE spolka z o.o.
     ul. Gornicza 1
     44-330 JASTRZEBIE ZDROJ

2. The notifications delivered according to Paragraph 1 will be valid if delivered during working hours on the working days. If they are received after working hours, they will become valid on the next working day.

                                  Article XIV
                                  Commencement

1. The agreement becomes valid on the date of its signing except for provisions cited in Paragraph 2.

2. The provisions of Article III of the contract will become valid when the common tax regulations allow Compensation for Mine Utilization to be included as a cost of producing income.


The Minister of the Environmental Protection,Pol-Tex Methane Ltd.
Natural Resources and Forestry


                                   /s/
                                   Stephen J. Jeu, President


                                   /s/
                                   Jan Herman, Vice President